Exhibit 10(g)

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                 1994 MANAGEMENT INCENTIVE COMPENSATION PLAN
                   OF THE BANK OF NEW YORK COMPANY, INC.


          1. Purpose. The purpose of the 1994 Management Incentive Compensation Plan of The Bank of New York Company, Inc. (the "Plan") is to promote the financial interests of The Bank of New York Company, Inc. (the "Company") and its subsidiaries, including its growth, by (i) attracting and retaining officers and key personnel possessing outstanding ability; (ii) motivating officers and key personnel by means of performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major banking companies.
          2. Definitions. The following definitions are applicable to the Plan:
          "Average Shareholders' Equity" means the average of the daily amounts of shareholders' equity during the Plan Year as shown on the Company's consolidated balance sheet.
          "Board of Directors" means the Board of Directors of the Company.
          "Compensation Committee" means the Compensation Committee of the Board of Directors.
          "Covered Employee" means, for any Plan Year, the Company's Chief Executive Officer (or an individual acting in such capacity) and any employee of the Company or its subsidiaries who, in the discretion of the

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       Committee for purposes of determining those employees
       who are "covered employees" under Section 162(m) of the Internal Revenue Code, is likely to be among the four other highest compensated officers of the Company for such Plan Year.
          "Incentive Fund" means the amount available for awards under the Plan with respect to each Plan Year. Such amount shall in no event, however, exceed 10% of the amount by which Income exceeds 7% of the Average
         Shareholders' Equity for the Plan Year.
          "Income" for any year means the consolidated net income of the Company for such year, as reported to shareholders. This amount shall be adjusted to exclude to the extent, if any, determined by the Compensation Committee, unusual or non-recurring items of income and expense.
          "Participant" means an employee of the Company or its subsidiaries who is selected to participate in the
         Plan.
            "Plan Year" means the calendar year.
          3. Administration. The Plan shall be administered by the Compensation Committee, which shall in no event have as a member a person entitled to an award under the Plan. A majority of the Compensation Committee shall constitute a quorum, and the acts of a majority of the members present, or acts approved in writing by a majority of the Compensation

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  Committee without a meeting, shall be the acts of the
    Compensation Committee.
          Subject to the express provisions of the Plan, the Compensation Committee shall have authority to:
            (i)  select the Participants;
         (ii) determine the size of the awards to be made under the Plan, subject to Section 5 hereof; and
        (iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.
          4. Participation. Participants in the Plan shall be selected for each Plan Year from those employees of the Company and its subsidiaries who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company for that Plan Year. No director who is not an employee of the Company or any of its subsidiaries may be a Participant in the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any
    other Plan Year.
          5. Maximum Amount Available for Awards. The maximum amount which may be paid as awards for any Plan Year shall be limited to the amount of the Incentive Fund for that

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  year.  If the accounting rules or principles to which the
  Company is subject are changed, or if the Company elects to change its method of accounting, after the effective date of the Plan so as to materially change, in the judgment of the Compensation Committee, the manner in which Income is determined, the Compensation Committee may make such adjustments as it deems advisable in order to arrive at substantially the same amounts as would have been derived if the accounting rules, principles or methods applicable on the effective date of the Plan were in effect. The amount of the Incentive Fund shall be computed by the Company in accordance with the Plan.
          6. Determination of Awards. Subject to the provisions of Section 5 hereof, (i) the Compensation Committee, with the approval of the Board of Directors, shall determine the total amount of awards for each Plan Year, and
  (ii) the Compensation Committee shall determine the award for each Participant, taking into consideration, as it deems appropriate, the individual performance for the Plan Year of the Participant.
          7. Awards to Covered Employees. Notwithstanding anything contained herein to the contrary, the award for any Plan Year to a Participant who is a Covered Employee may be determined on the basis of (A) the achievement by the Company of a specified target earnings per share, return on equity or net income, (B) the achievement by a business unit of the

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  Company of a specified target net income or market share, or
  (C) any combination of the goals set forth in (A) and (B) above. If an award is made on such basis, the Compensation Committee shall establish such goals prior to the beginning of the Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of Section 162(m) of the Internal Revenue Code). The Compensation Committee may, in its discretion, reduce or eliminate an award to a Covered Employee, notwithstanding the achievement of a specified target. Awards to each Covered Employee for each Plan Year will be limited to a maximum of 200% of the Covered Employee's annual salary at the rate in effect on the first day of such Plan Year. An award for a Plan Year to a Participant who is a Covered Employee may, in the discretion of the Compensation Committee, provide that in the event of the Participant's termination of employment during the Plan Year for any reason, such award will be payable only (A) if the applicable target is achieved and (B) to the extent, if any, as the Compensation Committee shall determine. Any award paid with respect to a Plan Year under this Section shall not be subject to the provisions of Section 5, 6 or 9 hereof, but shall reduce the amount of the Incentive Fund for such Plan Year.
          8. Payment of Awards. Awards under the Plan shall be paid in cash within 90 days of the close of the Plan Year.

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          9.  Termination of Employment.  A Participant shall
  not be entitled to receive payment of an award, unless the Compensation Committee determines otherwise, if at any time prior to payment of the award (i) the Participant's employment terminates for any reason, including retirement, or (ii) the Participant gives or receives notice of termination for any reason, including retirement.
          10. No Assignments and Transfers. A Participant shall not assign, encumber or transfer his rights and interests under the Plan and any attempt to do so shall render those rights and interests null and void.
          11.  No Rights to Awards or Employment.  No
  employee of the Company or its subsidiaries or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its subsidiaries.
          12. Withholding Tax. The Company shall deduct from all amounts paid any taxes required by law to be withheld with respect to such payments.
          13.  Amendment or Termination.  The Board of
  Directors may amend, suspend or terminate the Plan or any
    portion thereof at any time.
          14. Effective Date. The Plan shall be effective as of January 1, 1994.

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          15.  Term.  Subject to earlier termination pursuant
  to the provisions of Section 13, the Plan shall have a term of ten years from its effective date.